FOR IMMEDIATE RELEASE

November 30, 2007

Contact:

Rosemarie Faccone

Susan Jordan

(732) 577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ANNOUNCES NEW ACQUISITION

Freehold, NJ,   November 30, 2007

Monmouth Real Estate Investment Corporation (NASDAQ:MNRTA) is pleased to announce the acquisition of an 89,101 square foot industrial building located at 3155 Grissom Parkway, Brevard County, Cocoa, Florida, at a purchase price of approximately $10,450,000.  The property is net-leased to FedEx Ground Package System, Inc., a subsidiary of Federal Express Corporation, through July 31, 2017.

The building was constructed in 2006 by Regional Development Group, Inc., from whom Monmouth purchased this facility.  Regional has developed and sold several other properties to Monmouth over the past several years, the most recent being a Federal Express facility in Punta Gorda, Florida, purchased in September of 2007.

According to Eugene W. Landy, President of Monmouth Real Estate Investment Corporation, “This acquisition brings the total square footage in our portfolio to approximately 6.1 million square feet net-leased to high-quality investment-grade tenants.”  He also added that “The facility is situated in close proximity to the Orlando market, which has proven to be one of our nation’s strongest economies.”

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties.  The Company’s equity portfolio now consists of fifty-eight industrial properties and one shopping center located in twenty-six states.  In addition, the Company owns a portfolio of REIT securities.

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